Exhibit 99

       Sypris Lowers Earnings Outlook; Cash Flow Remains Strong

    LOUISVILLE, Ky.--(BUSINESS WIRE)--July 12, 2006--Sypris Solutions, Inc. (Nasdaq/NM:SYPR) today reported that it is lowering its financial outlook for the second quarter. The Company now expects to report a loss for the second quarter in the range of $0.02 to $0.04 per diluted share compared to prior guidance for earnings of $0.10 to $0.12 per diluted share. Revenue for the second quarter is expected to be in the range of $132 to $133 million, which is consistent with prior guidance of $130 to $135 million. Free cash flow is expected to be in excess of $20 million, significantly exceeding prior guidance.
    "The second quarter proved to be a very difficult period for the Company," said Jeffrey T. Gill, president and chief executive officer. "Our Industrial Group experienced unplanned equipment downtime that resulted in significant overtime, labor inefficiencies and increased material consumption during a period in which record demand required the business to be at full operational capacity. All systems have since been returned to service, but the cost of doing so under these conditions had a material impact on margins."
    "In addition to the headwinds experienced by our Industrial Group, our Electronics Group was impacted by a delay in shipments under certain classified programs with the U.S. Government. Unfortunately, these delays are expected to continue through the balance of this year as the various agencies work to complete the required certification processes. Once certified, we expect demand to be robust, with preliminary customer feedback indicating that initial estimates of demand are likely to be exceeded."
    "The results for the quarter and the year continue to reflect the strain and expense of working with a major customer that has filed for court protection under bankruptcy law. While we have been fortunate and have successfully collected a substantial amount of our pre-petition accounts receivable, we continue to experience program launch delays, pricing disputes and excessive external costs that are impacting both the top and bottom line. The silver lining remains the Company's strong free cash flow, which has exceeded $60 million over the past four quarters."
    Gill continued, "Looking forward, we believe that it is prudent to establish a more conservative outlook for the remainder of 2006. Until we demonstrate that our Industrial Group can operate for sustained periods at capacity, our forecast for operating margins will remain at current levels. The delay in the certification of the classified programs in our Electronics Group is expected to shift as much as $20 million of shipments from 2006 into 2007, the result of which is forecast to impact revenue and earnings during the second half of 2006."
    "As a result, we expect revenue during the second half of 2006 to be in the range of $275 to $285 million, reflecting the $20 million program delay into 2007, while earnings are forecast to be in the range of $0.10 to $0.15 per share during the second half compared to prior guidance of $0.30 to $0.38 per share. For the full year 2006, the revenue outlook has been revised to a range of $537 to $548 million, while earnings are now forecast to be in the range of $0.11 to $0.18 per diluted share compared to prior guidance of $0.45 to $0.55. Despite the reduction in earnings, we fully expect free cash flow to remain strong for 2006 and consistent with the lower end of our prior guidance, which was $30 to $40 million for the year."
    A conference call is scheduled for Thursday, July 13, 2006, at 9:00 a.m. Eastern Time to discuss the content of this release. The call can be accessed live via the Internet. Visit www.sypris.com or www.fulldisclosure.com for the link to the call or to listen to a replay of the call, which will be available for 30 days.

    Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products. The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and for users of test and measurement equipment. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

    Each "forward-looking statement" herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: cost and availability of raw materials such as steel, components, freight, natural gas or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new programs; stability and predictability of our costs and margins or our customers' forecasts, financial conditions, late payments, low-margin product mix, market shares, changing product requirements or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, cyclical or other downturns, adverse impacts of new technologies or other competitive pressures which erode our margins; cost, efficiency and yield of our operations including capital investments, working capital, scrap rates, cycle times, injuries, self-insured risks, wages, freight, production schedules, overtime costs, expediting costs or scrap rates; failure to make strategic acquisitions or to integrate and improve results of acquired businesses or to identify and adequately insure environmental or other risks in due diligence; inventory valuation risks due to obsolescence, shrinkage, theft, price, overstocking or underbilling; changes in government funded or other customer programs; reliance on major customers or suppliers, especially in the automotive sector where bankruptcies (such as Dana Corporation's recent filing) could result in the rejection or modification of our contracts; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of management or other key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to poor operating or financial results, new business risks, credit ratings, debt covenant violations, contract claims, insurance conditions or regulatory developments; impairments or write-offs of goodwill or fixed assets; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; costs of compliance with auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability or environmental claims; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

    CONTACT: Sypris Solutions, Inc.
             T. Scott Hatton, 502-329-2000